Exhibit 99.1

CONTACT:	THOMAS COUGHLIN, PRESIDENT & CEO JAWAD CHAUDHRY, CFO (201) 823-0700

BCB Bancorp, Inc. Reports Record Net Income of $45.6 Million in 2022 and

Earns $12.1 Million in Fourth Quarter 2022;

Quarterly Cash Dividend is $0.16 Per Share

BAYONNE, N.J., January 26, 2023 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported that its net income for the year ended December 31, 2022 increased 33.1 percent to $45.6 million, the highest annual earnings in the Company’s history, compared with $34.2 million for 2021. Earnings per diluted share for 2022 were $2.58 as compared to $1.92 for 2021. For the fourth quarter of 2022, net income was $12.1 million, a 9.9 percent decrease compared to $13.4 million in the third quarter of 2022, and a 12.3 percent increase compared to $10.8 million in the fourth quarter of 2021. Earnings per diluted share for the fourth quarter of 2022 were $0.69, compared to $0.76 in the preceding quarter and $0.61 in the fourth quarter of 2021.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable February 17, 2023, to common shareholders of record on February 3, 2023.

“We posted another strong quarter and Company-record profits for the year 2022. Our results are indicative of the successful execution of our business strategy and the efforts of our team to help our customers meet the needs of the communities we serve,” stated Thomas Coughlin, President and Chief Executive Officer. “Despite a challenging high rate environment, our operating results for the fourth quarter of 2022 reflect continued strong loan growth, increased interest income, and robust profitability.”

“Looking ahead, we remain committed to protecting our profitability as we continue to grow in a disciplined and prudent manner. We plan to onboard new relationships and talent that have become available due to market disruptions caused by recent mergers. We expect to benefit from the successful execution of a number of internal projects that will significantly enhance our digital footprint and automate back-office operations. We firmly believe that these actions will further enhance our franchise value over time and we will come out stronger and more profitable on the other side of the current economic cycle.”

“The Company will adopt the Current Expected Credit Loss (“CECL”) methodology during the first quarter of 2023. CECL replaced the incurred loss methodology and therefore, starting in 2023, the allowance and provision for credit losses will be based upon estimated expected credit losses rather than incurred losses. Our asset quality remains strong and continues to show improvement. Our non-accrual loans to total loans ratio decreased to 0.17 percent at December 31, 2022, from 0.30 percent at September 30, 2022, and 0.64 percent a year ago. Due to the solid performance of our asset quality metrics, we recorded a credit to the loan loss provision of $500,000 during the fourth quarter of 2022. This is compared to a credit to the loan loss provision of $985,000 in the fourth quarter of 2021,” said Mr. Coughlin.

Executive Summary

•	Net interest margin was 3.76 percent for the fourth quarter of 2022, compared to 4.18 percent for the third quarter of 2022, and 3.44 percent for the fourth quarter of 2021.

•

Total yield on interest-earning assets increased 21 basis points to 4.85 percent for the fourth quarter of 2022, compared to 4.64 percent for the third quarter of 2022, and increased 97 basis points from 3.88 percent for the fourth quarter of 2021.

•

Total cost of interest-bearing liabilities increased 82 basis points to 1.46 percent for the fourth quarter of 2022, compared to 0.64 percent for the third quarter of 2022, and increased 87 basis points from 0.59 percent for the fourth quarter of 2021.

•

The efficiency ratio for the fourth quarter was 51.3 percent compared to 41.5 percent in the prior quarter, and 49.4 percent in the fourth quarter of 2021. The efficiency ratio for the fourth quarter of 2022 was impacted by the non-recurring consulting fee expense. During the fourth quarter of 2022, the Company executed a number of operational initiatives aimed at enhancing our digital presence and meaningfully improving our back-office capabilities. The

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

effort involved renegotiating contracts with existing vendors and entering into contracts with new service providers. These initiatives will facilitate better customer service while also driving functional efficiencies. Additionally, the terms of the renegotiated contracts will generate expense savings beginning in January of 2023. A percentage of those future savings were paid out as a one-time fee of $1.6 million to the consulting organization that assisted with the overall project.

•	The return on average assets ratio for the fourth quarter was 1.46 percent compared to 1.74 percent in the prior quarter, and 1.42 percent in the fourth quarter of 2021.

•	The return on average equity ratio for the fourth quarter was 16.99 percent compared to 19.42 percent in the prior quarter, and 16.25 percent in the fourth quarter of 2021.

•

The Company had a credit for loan losses of $500,000 for the fourth quarter compared to no provision for loan losses for the prior quarter and a credit for loan losses of $985,000 for the fourth quarter of 2021.

•

Allowance for loan losses as a percentage of non-accrual loans was 633.6 percent at December 31, 2022, compared to 390.3 percent for the prior quarter and 249.3 percent at December 31, 2021, as total non-accrual loans decreased to $5.1 million at December 31, 2022 from $8.5 million for the prior quarter and $14.9 million at December 31, 2021.

•	Total loans receivable, net of allowance for loan losses, increased 32.1% to $3.045 billion at December 31, 2022, from $2.305 billion at December 31, 2021.

•	Total deposits were $2.812 billion at December 31, 2022, up from $2.561 billion at December 31, 2021.

Balance Sheet Review

Total assets increased by $578.7 million, or 19.5 percent, to $3.546 billion at December 31, 2022, from $2.968 billion at December 31, 2021. The increase in total assets was mainly related to increases in total loans.

Total cash and cash equivalents decreased by $182.3 million, or 44.3 percent, to $229.4 million at December 31, 2022 from $411.6 million at December 31, 2021. This decrease was primarily due to the redeployment of cash and cash equivalents into loans.

Loans receivable, net, increased by $740.4 million, or 32.1 percent, to $3.045 billion at December 31, 2022 from $2.305 billion at December 31, 2021. Total loan increases for 2022 included increases of $625.1 million in commercial real estate and multi-family loans, $90.9 million in commercial business loans, $25.6 million in residential one-to-four family loans and $6.4 million in home equity loans, partly offset by decreases of $9.0 million in construction loans and $477 thousand in consumer loans. The allowance for loan losses decreased $4.7 million to $32.4 million, or 633.6 percent of non-accruing loans and 1.05 percent of gross loans, at December 31, 2022 as compared to an allowance for loan losses of $37.1 million, or 249.3 percent of non-accruing loans and 1.58 percent of gross loans, at December 31, 2021.

Total investment securities decreased by $972,000, or 0.88 percent, to $109.4 million at December 31, 2022 from $110.4 million at December 31, 2021, representing repayments, calls and maturities, and unrealized losses, partly offset by purchases of $27.5 million, and sales of $1.2 million.

Deposit liabilities increased by $250.2 million, or 9.8 percent, to $2.812 billion at December 31, 2022 from $2.561 billion at December 31, 2021. Total increases for 2022 included $25.7 million in non-interest-bearing deposit accounts, $89.4 million in NOW deposit accounts, and $166.7 million in certificates of deposit, including listing service and brokered deposit accounts. The increase in deposits was partly offset by a decrease of $31.6 million in money market accounts.

Debt obligations increased by $310.8 million to $419.8 million at December 31, 2022 from $109.0 million at December 31, 2021. The weighted average interest rate of FHLB advances was 4.07 percent at December 31, 2022 and 1.39 percent at December 31, 2021. The weighted average maturity of FHLB advances as of December 31, 2022 was 1.10 years. The fixed interest rate of our subordinated debt balances was 5.625 percent at December 31, 2022 and December 31, 2021.

Stockholders’ equity increased by $17.2 million, or 6.3 percent, to $291.3 million at December 31, 2022 from $274.0 million at December 31, 2021. The increase was primarily attributable to the increase in retained earnings of $33.9 million, or 41.8 percent, to $115.1 million at December 31, 2022 from $81.2 million at December 31, 2021, related to net income less

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

dividends paid for the twelve months ended December 31, 2022. The increase was partly offset by a decrease of $7.9 million in additional paid-in-capital for preferred stock, an increase in accumulated other comprehensive losses of $7.6 million, and an increase in treasury stock of $3.4 million. The decrease in additional paid-in-capital for preferred stock was primarily related to the redemption of $9.4 million of the Company’s then-outstanding Series D 4.5 percent preferred stock and $5.3 million of the Company’s then-outstanding Series G 6.0 percent preferred stock, partially offset by the issuance of $6.8 million of Series I 3.0 percent preferred stock. The decrease in accumulated other comprehensive income over the prior year was based upon unfavorable market conditions related to the Company’s available-for-sale debt securities, caused by the recent increase in interest rates generally.

Fourth Quarter 2022 Income Statement Review

Net income was $12.1 million for the fourth quarter ended December 31, 2022 and $10.8 million for the fourth quarter ended December 31, 2021. The increase was driven by an increase in total interest income and a decrease in income tax provision, which were partly offset by a decrease in non-interest income, a lower credit for loan loss provision, and an increase in non-interest expenses for the fourth quarter of 2022 as compared with the fourth quarter of 2021.

Net interest income increased by $5.0 million, or 20.0 percent, to $30.2 million for the fourth quarter of 2022 from $25.2 million for the fourth quarter of 2021. The increase in net interest income resulted from higher interest income which was partially offset by higher interest expense.

Interest income increased by $10.5 million, or 37.1 percent, to $38.9 million for the fourth quarter of 2022 from $28.4 million for the fourth quarter of 2021. The average balance of interest-earning assets increased $282.2 million, or 9.6 percent, to $3.207 billion for the fourth quarter of 2022 from $2.925 billion for the fourth quarter of 2021, while the average yield increased 97 basis points to 4.85 percent for the fourth quarter of 2022 from 3.88 percent for the fourth quarter of 2021. Interest income on loans for the fourth quarter of 2022 also included $647,000 of amortization of purchase credit fair value adjustments related to a prior acquisition, which added approximately eight basis points to the average yield on interest earning assets.

Interest expense increased by $5.5 million to $8.7 million for the fourth quarter of 2022 from $3.2 million for the fourth quarter of 2021. The increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 87 basis points to 1.46 percent for the fourth quarter of 2022 from 0.59 percent for the fourth quarter of 2021, while the average balance of interest-bearing liabilities increased by $225.4 million to $2.382 billion for the fourth quarter of 2022 from $2.157 billion for the fourth quarter of 2021. The increase in the average cost of funds resulted primarily from the significantly higher interest rate environment during 2022 compared to 2021.

The net interest margin was 3.76 percent for the fourth quarter of 2022, compared to 3.44 percent for the fourth quarter of 2021. The increase in the net interest margin compared to the fourth quarter of 2021 was the result of the improvement in the yield on interest-earning assets partially offset by the increase in the cost of interest-bearing liabilities. In a rapidly rising interest rate environment, management has been proactive in managing both the yield on earning assets and the cost of funds to protect net interest margin and continue to support the growth of net interest income.

During the fourth quarter of 2022, the Company experienced $322,000 in net charge offs compared to $52,000 in the fourth quarter of 2021. The Bank had non-accrual loans totaling $5.1 million, or 0.17 percent, of gross loans at December 31, 2022 as compared to $14.9 million, or 0.64 percent of gross loans at December 31, 2021. The allowance for loan losses was $32.4 million, or 1.05 percent of gross loans at December 31, 2022, and $37.1 million, or 1.58 percent of gross loans at December 31, 2021. The credit for loan losses decreased by $485,000 to $500,000 for the fourth quarter of 2022 from $985,000 for the fourth quarter of 2021. Management believes that the allowance for loan losses was adequate at December 31, 2022 and December 31, 2021.

Noninterest income decreased by $1.5 million, or 59.3 percent, to $1.1 million for the fourth quarter of 2022 from $2.6 million for fourth quarter of 2021. The decrease in total noninterest income was mainly related to a decrease in the realized and unrealized gains and losses on equity securities from a gain of $151,000 to a loss of $723,000 and a decrease in other non-interest income of $429,000. The realized and unrealized gains or losses on equity securities are based on market conditions. The other income for the fourth quarter of 2021 was higher primarily due to the reversal of certain liabilities previously recorded for loans acquired in the acquisition of IAB Bancorp, Inc. that paid off during the quarter.

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

Noninterest expense increased by $2.3 million, or 17.0 percent, to $16.0 million for the fourth quarter of 2022 from $13.7 million for the fourth quarter of 2021. The increase in operating expenses for the fourth quarter of 2022 was primarily driven by the non-recurring consulting fee expense of $1.6 million discussed above for which there was no comparable expense in the fourth quarter of 2021. Other factors that contributed to the increase in operating expenses for the fourth quarter of 2022 included higher salaries and employee benefits and higher other expenses compared to the fourth quarter of 2021. The increase in salaries related to normal compensation increases, higher commission expenses from strong loan production, and hiring of additional staff. The number of full-time equivalent employees for the fourth quarter of 2022 was 301, as compared to 292 for the same period in 2021. Occupancy and equipment expense decreased by $105,000 to $2.7 million for the fourth quarter of 2022 from $2.8 million for the fourth quarter of 2021, mainly related to costs associated with branch closures in 2021.

The income tax provision decreased by $655,000 or 15.3 percent, to $3.6 million for the fourth quarter of 2022 from $4.3 million for the fourth quarter of 2021. The income tax provision for the fourth quarter of 2022 benefited from the reversal of a portion of tax accrual that was no longer required to cover the tax liability. The consolidated effective tax rate was 23.1% for the fourth quarter of 2022 compared to 28.5 percent for the fourth quarter of 2021.

Year-to-Date Income Statement Review

Net income increased by $11.3 million, or 33.1 percent, to $45.6 million for the year ended December 31, 2022 from $34.2 million for the year ended December 31, 2021. The increase in net income was driven by an increase in total interest income and credit for loan loss provision, which were partly offset by a decrease in non-interest income and increases in interest expense, non-interest expenses, and a higher income tax provision for 2022 as compared to 2021.

Net interest income increased by $16.6 million, or 17.0 percent, to $113.9 million for the year of 2022 from $97.4 million for the year of 2021. The increase in net interest income resulted from a $18.9 million increase in interest income, partly offset by an increase of $2.3 million in interest expense.

Interest income increased by $18.9 million, or 16.8 percent, to $131.4 million for 2022, from $112.6 million for 2021. The average balance of interest-earning assets increased $197.4 million, or 7.0 percent, to $3.011 billion for 2022, from $2.814 for 2021, while the average yield increased 37 basis points to 4.37 percent for 2022, from 4.00 percent for 2021. The increase in the average balance of interest-earning assets mainly related to an increase in the Company’s level of average loans receivable for 2022, as compared to 2021.

The increase in interest income mainly related to an increase in the average balance of loans receivable of $298.9 million to $2.627 billion for 2022, from $2.328 billion for 2021. The increase in the average balance on loans receivable was a result of the continued strength of the Company’s loan pipeline. Interest income on loans for 2022 also included $1.4 million of amortization of purchase credit fair value adjustments related to a prior acquisition, which added approximately five basis points to the average yield on interest earning assets.

Interest expense increased by $2.3 million, or 15.3 percent, to $17.5 million for 2022, from $15.2 million for 2021. This increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 8 basis points to 0.79 percent for 2022, from 0.71 percent for 2021, and an increase in the average balance of interest-bearing liabilities of $68.5 million, or 3.2 percent, to $2.206 billion 2022, from $2.137 billion for 2021. The increase in the average cost of funds primarily resulted from the high interest rate environment in 2022.

Net interest margin was 3.78 percent for 2022, compared to 3.46 percent for 2021. The increase in the net interest margin compared to the prior period was the result of an increase in the average volume of loans receivable as well as an increase in the yield on loans partially offset by the increase in the Company’s cost of funds.

During the year ended December 31, 2022, the Company experienced $1.7 million in net charge offs compared to $375,000 in net charge offs for the year ended December 31, 2021. The Bank had non-accrual loans totaling $5.1 million, or 0.17 percent, of gross loans at December 31, 2022 as compared to $14.9 million, or 0.64 percent of gross loans at December 31, 2021. The allowance for loan losses was $32.4 million, or 1.05 percent of gross loans at December 31, 2022, and $37.1 million, or 1.58 percent of gross loans at December 31, 2021. The credit for loan losses was $3.1 million for 2022

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

compared to loan loss provision expense of $3.9 million for 2021. The credit for provision for 2022 reflected the improving asset quality and more favorable economic metrics compared to the COVID-19 environment in 2021. Management believes that the allowance for loan losses was adequate at December 31, 2022 and December 31, 2021.

Noninterest income decreased by $7.1 million, or 81.7 percent, to $1.6 million for 2022 from $8.7 million for 2021. The decrease in total noninterest income was mainly related to a decrease of $6.4 million in the realized and unrealized gains and losses on equity securities (from a gain of $147,000 to a loss of $6.3 million), as well as a decrease of $538,000 in gain on sale of loans, $371,000 in gain on sale of premises, and $391,000 in other income. The realized and unrealized gains or losses on equity securities are based on market conditions.

Noninterest expense increased by $1.5 million, or 2.8 percent, to $55.5 million for the year ended December 31, 2022 from $54.0 million for the year ended December 31, 2021. The increase in operating expenses for 2022 was driven higher by the non-recurring consulting fee expense of $1.6 million for which there was no comparable expense in 2021. Other factors that contributed to the increase in operating expenses for 2022 included higher salaries and employee benefits and higher advertising and promotion expenses compared to 2021. The increase in salaries related to normal compensation increases, higher commission expenses from strong loan production, and hiring of additional staff. The number of full-time equivalent employees for the year ended December 31, 2022 was 301, as compared with 292 for the same period in 2021. Occupancy and equipment expense decreased by $733,000 to $10.7 million for the year ended December 31, 2022 from $11.4 million for the year ended December 31, 2021, mainly related to costs associated with branch closures in 2021.

The income tax provision increased by $3.5 million or 25.1 percent, to $17.5 million for 2022 from $14.0 million in 2021. The increase in the income tax provision was a result of the higher taxable income for the year ended December 31, 2022 compared to the year ended December 31, 2021. The income tax provision for 2022 also included the benefit from the reversal of tax accrual that occurred during the fourth quarter of 2022. The consolidated effective tax rate was 27.8% for 2022 compared to 29.0 percent for 2021.

Asset Quality

During the fourth quarter of 2022, the Company recognized $322,000 in net charge offs, compared to $52,000 for the fourth quarter of 2021.

The credit for loan losses decreased by $485,000 to $500,000 for the fourth quarter of 2022 from $985,000 for the fourth quarter of 2021. The Bank had non-accrual loans totaling $5.1 million, or 0.17 percent, of gross loans at December 31, 2022, as compared to $14.9 million, or 0.64 percent, of gross loans at December 31, 2021.

Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at December 31, 2022, were $10.6 million, compared to $12.4 million at December 31, 2021. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

The allowance for loan losses was $32.4 million, or 1.05 percent of gross loans at December 31, 2022, and $37.1 million, or 1.58 percent of gross loans at December 31, 2021. The allowance for loan losses was 633.6 percent of non-accrual loans at December 31, 2022, and 249.3 percent of non-accrual loans at December 31, 2021.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 27 branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; any future pandemics and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Statements of Income - Three Months Ended,
	December 31, 2022	September 30, 2022	December 31, 2021	Dec 31, 2022 vs. Sept 30, 2022	Dec 31, 2022 vs. Dec 31, 2021
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$36,173	$32,302	$26,987	12.0%	34.0%
Mortgage-backed securities	185	173	148	6.9%	25.0%
Other investment securities	1,177	1,103	929	6.7%	26.7%
FHLB stock and other interest earning assets	1,321	822	286	60.7%	361.9%

Total interest and dividend income	38,856	34,400	28,350	13.0%	37.1%

Interest expense:
Deposits:
Demand	2,410	1,169	928	106.2%	159.7%
Savings and club	118	113	129	4.4%	-8.5%
Certificates of deposit	3,973	1,087	1,185	265.5%	235.3%

	6,501	2,369	2,242	174.4%	190.0%
Borrowings	2,174	1,080	954	101.3%	127.9%

Total interest expense	8,675	3,449	3,196	151.5%	171.4%

Net interest income	30,181	30,951	25,154	-2.5%	20.0%
(Credit) provision for loan losses	(500)	—	(985)		-49.2%

Net interest income after (credit) provision for loan losses	30,681	30,951	26,139	-0.9%	17.4%

Non-interest income:
Fees and service charges	1,138	1,251	1,119	-9.0%	1.7%
Gain on sales of loans	3	18	92	-83.3%	-96.7%
Realized and unrealized (loss) gain on equity investments	(723)	(559)	151	29.3%	-578.8%
BOLI income	584	646	757	-9.6%	-22.9%
Other	60	90	489	-33.3%	-87.7%

Total non-interest income	1,062	1,446	2,608	0.0%	-59.3%

Non-interest expense:
Salaries and employee benefits	7,626	6,944	6,842	9.8%	11.5%
Occupancy and equipment	2,651	2,608	2,756	1.6%	-3.8%
Data processing and communications	1,579	1,520	1,531	3.9%	3.1%
Professional fees	2,169	614	473	253.3%	358.6%
Director fees	261	375	253	-30.4%	3.2%
Regulatory assessment fees	431	264	317	63.3%	36.0%
Advertising and promotions	260	286	162	-9.1%	60.5%
Other real estate owned, net	4	1	23	300.0%	-82.6%
Loss from extinguishment of debt	—	—	526		-100.0%
Other	1,056	841	824	25.6%	28.2%

Total non-interest expense	16,037	13,453	13,707	19.2%	17.0%

Income before income tax provision	15,706	18,944	15,040	-17.1%	4.4%
Income tax provision	3,634	5,552	4,289	-34.5%	-15.3%

Net Income	12,072	13,392	10,751	-9.9%	12.3%
Preferred stock dividends	172	174	308	-0.9%	-44.0%

Net Income available to common stockholders	$11,900	$13,218	$10,443	-10.0%	13.9%

Net Income per common share-basic and diluted
Basic	$0.70	$0.78	$0.61	-9.8%	15.3%

Diluted	$0.69	$0.76	$0.61	-9.4%	12.8%

Weighted average number of common shares outstanding
Basic	16,916	16,982	16,988	-0.4%	-0.4%

Diluted	17,289	17,356	17,230	-0.4%	0.3%

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Statements of Income - Twelve Months Ended,
	December 31, 2022	December 31, 2021	Dec 31, 2022 vs. Dec 31, 2021
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$123,577	$107,660	14.8%
Mortgage-backed securities	564	680	-17.1%
Other investment securities	4,167	3,274	27.3%
FHLB stock and other interest earning assets	3,133	959	226.7%

Total interest and dividend income	131,441	112,573	16.8%

Interest expense:
Deposits:
Demand	5,283	4,335	21.9%
Savings and club	449	505	-11.1%
Certificates of deposit	6,889	6,160	11.8%

	12,621	11,000	14.7%
Borrowings	4,875	4,180	16.6%

Total interest expense	17,496	15,180	15.3%

Net interest income	113,945	97,393	17.0%
(Credit) provision for loan losses	(3,075)	3,855	-179.8%

Net interest income after (credit) provision for loan losses	117,020	93,538	25.1%

Non-interest income:
Fees and service charges	4,816	3,972	21.2%
Gain on sales of loans	129	667	-80.7%
(Loss) gain on sale of impaired loans	—	(64)	-100.0%
Gain on sales of other real estate owned	—	11	-100.0%
Realized and unrealized (loss) gain on equity investments	(6,269)	147	-4364.6%
BOLI income	2,671	2,952	-9.5%
Gain on sale of premises	—	371	-100.0%
Other	248	639	-61.2%

Total non-interest income	1,595	8,695	-81.7%

Non-interest expense:
Salaries and employee benefits	28,021	26,410	6.1%
Occupancy and equipment	10,627	11,360	-6.5%
Data processing and communications	6,033	6,024	0.1%
Professional fees	3,766	1,919	96.2%
Director fees	1,253	1,043	20.1%
Regulatory assessments	1,243	1,310	-5.1%
Advertising and promotions	941	554	69.9%
Other real estate owned, net	10	35	-71.4%
Loss from extinguishment of debt	—	1,597	-100.0%
Other	3,611	3,723	-3.0%

Total non-interest expense	55,505	53,975	2.8%

Income before income tax provision	63,110	48,258	30.8%
Income tax provision	17,531	14,018	25.1%

Net Income	45,579	34,240	33.1%
Preferred stock dividends	796	1,160	-31.3%

Net Income available to common stockholders	$44,783	$33,080	35.4%

Net Income per common share-basic and diluted
Basic	$2.64	$1.94	36.0%

Diluted	$2.58	$1.92	34.4%

Weighted average number of common shares outstanding
Basic	16,969	17,063	-0.6%

Diluted	17,349	17,239	0.6%

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

Statements of Financial Condition	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022 vs. September 30, 2022	December 31, 2022 vs. December 31, 2021
	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$11,520	$11,192	$9,606	2.9%	19.9%
Interest-earning deposits	217,839	209,832	402,023	3.8%	-45.8%

Total cash and cash equivalents	229,359	221,024	411,629	3.8%	-44.3%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	91,715	92,751	85,186	-1.1%	7.7%
Equity investments	17,686	18,408	25,187	-3.9%	-29.8%
Loans held for sale	658	—	952	—	-30.9%
Loans receivable, net of allowance for loan losses of $32,373, $33,195 and $37,119, respectively	3,045,331	2,787,015	2,304,942	9.27%	32.12%
Federal Home Loan Bank of New York stock, at cost	20,113	12,388	6,084	62.4%	230.6%
Premises and equipment, net	10,508	10,723	12,237	-2.0%	-14.1%
Accrued interest receivable	13,455	11,093	9,183	21.3%	46.5%
Other real estate owned	75	75	75	—	—
Deferred income taxes	16,462	15,863	12,959	3.8%	27.0%
Goodwill and other intangibles	5,382	5,394	5,431	-0.2%	-0.9%
Operating lease right-of-use asset	13,520	11,785	12,457	14.7%	8.5%
Bank-owned life insurance (“BOLI”)	71,656	71,072	72,485	0.8%	-1.1%
Other assets	9,538	7,286	7,986	30.9%	19.4%

Total Assets	$3,546,193	$3,265,612	$2,967,528	8.6%	19.5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$613,910	$610,425	$588,207	0.6%	4.4%
Interest bearing deposits	2,197,697	2,102,521	1,973,195	4.5%	11.4%

Total deposits	2,811,607	2,712,946	2,561,402	3.6%	9.8%
FHLB advances	382,261	212,123	71,711	80.2%	433.1%
Subordinated debentures	37,508	37,450	37,275	0.2%	0.6%
Operating lease liability	13,859	12,102	12,752	14.5%	8.7%
Other liabilities	9,704	8,309	10,364	16.8%	-6.4%

Total Liabilities	3,254,939	2,982,930	2,693,504	9.1%	20.8%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	21,003	21,003	28,923	0.0%	-27.4%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	196,164	195,057	193,927	0.6%	1.2%
Retained earnings	115,109	105,894	81,171	8.7%	41.8%
Accumulated other comprehensive (loss) income	(6,491)	(6,149)	1,128	5.6%	-675.4%
Treasury stock, at cost	(34,531)	(33,123)	(31,125)	4.3%	10.9%

Total Stockholders’ Equity	291,254	282,682	274,024	3.0%	6.3%

Total Liabilities and Stockholders’ Equity	$3,546,193	$3,265,612	$2,967,528	8.6%	19.5%

Outstanding common shares	16,931	16,974	16,940

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Three Months Ended December 31,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,939,281	$36,173	4.92%	$2,300,573	$26,987	4.69%
Investment Securities	110,142	1362	4.95%	108,700	1,077	3.96%
FHLB stock and other interest-earning assets	157,807	1,321	3.35%	515,788	286	0.22%

Total Interest-earning assets	3,207,230	38,856	4.85%	2,925,061	28,350	3.88%
Non-interest-earning assets	110,701			102,632
Total assets	$3,317,931			$3,027,693

Interest-bearing liabilities:
Interest-bearing demand accounts	$729,160	$1,295	0.71%	$668,765	$549	0.33%
Money market accounts	345,343	1,114	1.29%	345,721	379	0.44%
Savings accounts	334,394	118	0.14%	329,130	129	0.16%
Certificates of Deposit	734,216	3,974	2.17%	659,479	1,185	0.72%

Total interest-bearing deposits	2,143,112	6,501	1.21%	2,003,095	2,242	0.45%
Borrowed funds	239,252	2,174	3.63%	153,837	954	2.48%

Total interest-bearing liabilities	2,382,364	8,675	1.46%	2,156,932	3,196	0.59%
Non-interest-bearing liabilities	651,408			606,132

Total liabilities	3,033,772			2,763,064
Stockholders’ equity	284,159			264,629

Total liabilities and stockholders’ equity	$3,317,931			$3,027,693

Net interest income		$30,181			$25,154

Net interest rate spread(1)			3.39%			3.28%

Net interest margin(2)			3.76%			3.44%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Year Ended December 31,
	2022			2021
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$2,626,710	$123,577	4.70%	$2,327,781	$107,660	4.63%
Investment Securities	109,604	4,731	4.32%	108,545	3,954	3.64%
FHLB stock and other interest-earning assets	274,649	3,133	1.14%	377,209	959	0.25%

Total Interest-earning assets	3,010,963	131,441	4.37%	2,813,535	112,573	4.00%
Non-interest-earning assets	106,712			106,039
Total assets	$3,117,675			$2,919,574

Interest-bearing liabilities:
Interest-bearing demand accounts	$751,708	$2,970	0.40%	$637,671	$2,657	0.42%
Money market accounts	350,207	2,313	0.66%	335,824	1,678	0.50%
Savings accounts	340,232	449	0.13%	317,301	505	0.16%
Certificates of Deposit	614,346	6,889	1.12%	673,233	6,160	0.92%

Total interest-bearing deposits	2,056,494	12,621	0.61%	1,964,029	11,000	0.56%
Borrowed funds	149,354	4,875	3.26%	173,341	4,180	2.41%

Total interest-bearing liabilities	2,205,848	17,496	0.79%	2,137,370	15,180	0.71%
Non-interest-bearing liabilities	636,216			524,668

Total liabilities	2,842,064			2,662,038
Stockholders’ equity	275,611			257,536

Total liabilities and stockholders’ equity	$3,117,675			$2,919,574

Net interest income		$113,945			$97,393

Net interest rate spread(1)			3.57%			3.29%

Net interest margin(2)			3.78%			3.46%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Presented on an annualized basis, where appropriate.
(4)	Excludes allowance for loan losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Financial Condition data by quarter
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands, except book values)
Total assets	$3,546,193	$3,265,612	$3,072,771	$3,040,310	$2,967,528
Cash and cash equivalents	229,359	221,024	206,172	396,653	411,629
Securities	109,401	111,159	105,717	107,576	110,373
Loans receivable, net	3,045,331	2,787,015	2,620,630	2,395,930	2,304,942
Deposits	2,811,607	2,712,946	2,655,030	2,631,175	2,561,402
Borrowings	419,769	249,573	124,377	109,181	108,986
Stockholders’ equity	291,254	282,682	271,637	276,159	274,024
Book value per common share[1]	$15.96	$15.42	$15.04	$14.72	$14.47
Tangible book value per common share[2]	$15.65	$15.11	$14.73	$14.41	$14.16

	Operating data by quarter
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands, except for per share amounts)
Net interest income	$30,181	$30,951	$27,741	$25,072	$25,154
Credit (provision) for loan losses	(500)	—	—	(2,575)	(985)
Non-interest income	1,062	1,446	(313)	(600)	2,608
Non-interest expense	16,037	13,453	13,056	12,959	13,707
Income tax expense	3,634	5,552	4,209	4,136	4,289

Net income	$12,072	$13,392	$10,163	$9,952	$10,751

Net income per diluted share	$0.69	$0.76	$0.58	$0.56	$0.61

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Return on average assets	1.46%	1.74%	1.32%	1.33%	1.42%
Return on average stockholder’s equity	16.99%	19.42%	15.00%	14.67%	16.25%
Net interest margin	3.76%	4.18%	3.74%	3.46%	3.44%
Stockholder’s equity to total assets	8.21%	8.66%	8.84%	9.08%	9.23%
Efficiency Ratio[4]	51.33%	41.53%	47.60%	52.95%	49.37%

	Asset Quality Ratios
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands, except for ratio %)
Non-Accrual Loans	$5,109	$8,505	$9,201	$9,232	$14,889
Non-Accrual Loans as a % of Total Loans	0.17%	0.30%	0.35%	0.38%	0.64%
ALLL as % of Non-Accrual Loans	633.6%	390.3%	370.7%	368.1%	249.3%
Impaired Loans	28,272	40,524	42,411	40,955	49,382
Classified Loans	17,816	30,180	31,426	29,850	39,157

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Recorded Investment in Loans Receivable by quarter
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands)
Residential one-to-four family	$250,123	$242,238	$235,883	$233,251	$224,534
Commercial and multi-family	2,345,229	2,164,320	2,030,597	1,804,815	1,720,174
Construction	144,931	153,103	155,070	141,082	153,904
Commercial business	282,007	205,661	181,868	198,216	191,139
Home equity	56,888	56,064	51,808	52,279	50,469
Consumer	3,240	2,545	2,656	2,726	3,717

	$3,082,418	$2,823,931	$2,657,882	$2,432,369	$2,343,937
Less:
Deferred loan fees, net	(4,714)	(3,721)	(3,139)	(2,459)	(1,876)
Allowance for loan loss	(32,373)	(33,195)	(34,113)	(33,980)	(37,119)

Total loans, net	$3,045,331	$2,787,015	$2,620,630	$2,395,930	$2,304,942

	Non-Accruing Loans in Portfolio by quarter
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands)
Residential one-to-four family	$243	$263	$267	$278	$282
Commercial and multi-family	346	757	757	757	8,601
Construction	3,180	3,180	3,043	2,954	2,847
Commercial business	1,340	4,305	5,104	5,243	3,132
Home equity	—	—	30	—	27

Total:	$5,109	$8,505	$9,201	$9,232	$14,889

	Distribution of Deposits by quarter
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands)
Demand:
Non-Interest Bearing	$613,909	$610,425	$595,167	$621,403	$588,207
Interest Bearing	757,615	726,012	810,535	724,020	668,262
Money Market	305,556	370,353	360,356	354,302	337,126

Sub-total:	$1,677,080	$1,706,790	$1,766,058	$1,699,725	$1,593,595
Savings and Club	329,753	338,864	347,279	341,529	329,724
Certificates of Deposit	804,774	667,291	541,693	589,921	638,083

Total Deposits:	$2,811,607	$2,712,945	$2,655,030	$2,631,175	$2,561,402

BCBP Reports Fourth Quarter 2022 Earnings

January 26, 2023

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands, except per share amounts)
Total Stockholders’ Equity	$291,254	$282,682	$271,637	$276,159	$274,024
Less: goodwill	5,252	5,252	5,252	5,252	5,252
Less: preferred stock	21,003	21,003	16,563	26,213	28,923

Total tangible common stockholders’ equity	264,999	256,427	249,822	244,694	239,849
Shares common shares outstanding	16,931	16,974	16,960	16,984	16,940
Book value per common share	$15.96	$15.42	$15.04	$14.72	$14.47

Tangible book value per common share	$15.65	$15.11	$14.73	$14.41	$14.16

	Efficiency Ratios
	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021

	(In thousands, except for ratio %)
Net interest income	$30,181	$30,951	$27,741	$25,072	$25,154
Non-interest income	1,062	1,446	-313	-600	2,608

Total income	31,243	32,397	27,428	24,472	27,762
Non-interest expense	16,037	13,453	13,056	12,959	13,707

Efficiency Ratio	51.33%	41.53%	47.60%	52.95%	49.37%